As filed with the Securities and Exchange Commission on January 28, 2011

Registration No. 333-[            ]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GigOptix, Inc.

(Exact name of registrant as specified in its charter)

Delaware	3674	26-2439072
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2300 Geng Road,

Suite 250

Palo Alto, CA 94303

(650) 424-1937

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

GigOptix, Inc. 2008 Equity Incentive Plan

(Full title of the Plan)

Dr. Avi Katz

President and Chief Executive Officer

2300 Geng Road

Suite 250

Palo Alto, CA 94303

(650) 424-1937

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Jeffrey C. Selman

Nixon Peabody LLP

2 Palo Alto Square

3000 El Camino Real, Suite 500

Palo Alto, CA, 94306-2106

(650) 320-7700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “large accelerated filer”, “accelerated filer”, or “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.001 par value per share, the 2011 share increase (3)	610,513	$2.57	$1,569,018.41	$182.16
Additional Increase of Common Stock, $0.001 par value per share, issuable under the GigOptix, Inc. 2008 Equity Incentive Plan (4)	3,000,000	$2.57	$7,710,000.00	$895.13
Totals	3,610,513	$2.57	$9,279,018.41	$1,077.29

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement covers, in addition to the number of shares of the common stock, par value $0.001 per share, of the Registrant (the “Common Stock”) shown in the table, an indeterminate number of shares of the Registrant’s Common Stock which, by reason of certain events specified in the plan identified on the cover page (the “Plan”), may become subject to issuance pursuant to the Plan.
(2)	Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, solely for purposes of calculating the registration fee, based on the closing price of Common Stock on January 27, 2010, as quoted on the OTC Bulletin Board.
(3)	Represents shares of Common Stock in connection with an annual increase under the Plan for the fiscal year beginning in 2011.
(4)	Represents shares of Common Stock that were added to the shares authorized for issuance under the Plan as approved by the Board and stockholders of the Company.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed for the purpose of registering an additional 3,610,513 shares of common stock, par value $0.001 per share (the “Common Stock”), of GigOptix, Inc., a Delaware corporation (the “Company”), issuable pursuant to the GigOptix, Inc. 2008 Equity Incentive Plan (the “Plan”). Initial shares of the Plan were registered pursuant to that Registration Statement on Form S-8 File No. 333-157291, filed on February 12, 2009, the contents of which are hereby incorporated by reference. Additional shares of the Plan were registered pursuant to that Registration Statement No. 333-164742, filed on February 5, 2010, the contents of which are hereby incorporated by reference. The terms of the Plan provide for an annual increase in the number of shares of Common Stock authorized under the Plan, effective as of the first day of the Company’s fiscal year beginning in 2009 and each subsequent fiscal year thereafter, pursuant to the terms and conditions underlined in the Plan (the “Evergreen Provision”).

Furthermore, on September 28, 2010 the Board of Directors of the Company approved, and by vote of the stockholders of the Company dated November 24, 2010, the stockholders approved, the addition of 3,000,000 shares of Common Stock as issuable under the Plan. Such increase became effective on November 24, 2010.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the SEC are incorporated by reference into this registration statement:

(a)	Our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC on March 31, 2010 and Amended Annual Report on Form 10-K/A for the year ended December 31, 2009 filed with the SEC on April 30, 2010 and Amended Annual Report on Form 10-K/A for the year ended December 31, 2009 filed with the SEC on June 10, 2010.

(b)	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended April 4, 2010, July 4, 2010 and October 3, 2010 and filed with the SEC on May 10, 2010, August 2, 2010 and November 17, 2010, respectively.

(c)	Our Current Reports on Form 8-K filed with the SEC on March 23, 2010, April 1, 2010, April 16, 2010, April 28, 2010, May 11, 2010, May 28, 2010, June 7, 2010, June 16, 2010, July 28, 2010, October 28, 2010, November 2, 2010, November 29, 2010, December 22, 2010, and January 6, 2011.

In addition, all documents filed by the Company or the Plan pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and made part hereof from their respective dates of filing (such documents, and the documents listed above, being hereinafter referred to as “Incorporated Documents”); provided, however, that the documents listed above or subsequently filed by the Company or the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made by this Registration Statement is in effect prior to the filing with the Commission of the Company’s Annual Report on Form 10-K covering such year shall cease to be Incorporated Documents or be incorporated by reference in this Registration Statement from and after the filing of such Annual Reports.

Any statement contained herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed Incorporated Document modifies or supersedes such statement. Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8.	Exhibits.

The Registrant files the exhibits identified below.

Exhibit Number	Description

4.1	Specimen of the common stock, par value $0.001 per share, of the Registrant. Filed as Exhibit 4.1 to the Registrant’s Registration Statement on Form S-4 (File No. 333-153362) and incorporated herein by reference.

5.1*	Opinion of Nixon Peabody LLP with respect to the legality of the Common Stock registered hereby.

10.1	GigOptix, Inc. 2008 Equity Incentive Plan. Filed as Exhibit 10.2 to the Registrant’s Registration Statement on Form S-4 (File No. 333-153362) and incorporated herein by reference.

23.1*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Nixon Peabody LLP (included in the opinion filed as Exhibit 5.1).

24.1	Powers of Attorney (included on the signature page of this Registration Statement).

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Palo Alto, state of California, on this 28th day of January, 2011.

GIGOPTIX, INC.

By:	/S/ AVI KATZ
Name:	Dr. Avi Katz
Title:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Avi Katz and Ron Shelton as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement or any Registration Statement relating to this Registration Statement pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and all documents in connection therewith, making such changes in this Registration Statement as such person or persons so acting deems appropriate, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed as of January 28, 2011 by the following persons in the capacities indicated.

SIGNATURE	TITLE

/s/ AVI KATZ Dr. Avi Katz	Chief Executive Officer and Chairman of the Board of Directors

/s/ RON SHELTON Ron Shelton	Chief Financial Officer

/s/ C. JAMES JUDSON C. James Judson	Director

/s/ Frank Schneider Frank Schneider	Director

/s/ NEIL MIOTTO Neil Miotto	Director

/s/ KIMBERLY D.C. TRAPP Kimberly D.C. Trapp	Director

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